1st AMENDMENT TO

SUB-ADVISORY AGREEMENT

FOR

LVIP TARGET DATE FUNDS

THIS 1st AMENDMENT TO THE SUB-ADVISORY AGREEMENT, made this 6th day of April, 2020 (the "Amendment"), is between Lincoln Investment Advisors Corporation ("LIAC"), a Tennessee corporation and T. Rowe Price Associates, Inc. ("T. Rowe Price"), a Maryland corporation.

Recitals

1.LIAC currently serves as investment adviser to the Lincoln Variable Insurance

Products Trust (the "Trust");

2.T. Rowe Price currently subadvises several series of LVIP pursuant to a written subadvisory agreement dated February 1, 2018 (the "Agreement"),

3.LIAC wishes to appoint T. Rowe Price to serve as subadviser to the LVIP T. Rowe Price 2060 Fund (the "Fund"), a series of the Trust and T. Rowe Price and LIAC desire to amend the fee schedule ("Schedule A") to the Agreement to add the Fund;

Representations

1.LIAC represents and warrants that approval of this amendment has been obtained from the Trust's Board of Trustees at an in-person meeting held March 3, 2020.

Amendment

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.The Recitals are incorporated herein and made a part of the Agreement.

2.The Representations are incorporated and made a part of the Agreement.

3.Schedule A shall be deleted and replaced with the attached amended Schedule A effective as of the date hereof, to reflect the amended fee schedule to add the Fund.

4.All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

5.This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS	T. ROWE PRICE ASSOCIATES, INC.
CORPORATION
By: /s/ Jayson R. Bronchetti	By: /s/ Terence Baptiste
Name: Jayson R. Bronchetti	Name: Terence Baptiste
Title: President	Title: Vice President

AMENDMENT TO SCHEDULE A

to the Sub-Advisory Agreement

between

Lincoln Investment Advisors Corporation and

T. Rowe Price Associates, Inc.

dated February 1, 2018

Funds and Fee Schedule

The Adviser shall compensate the Sub-Adviser for services rendered to a Fund at the specified annual rate for such Fund as follows and as set forth in the table below and otherwise in accordance with the terms of this Agreement, as either may be amended from time to time:

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